NEWS FROM
TRANS-INDUSTRIES

Trans-Industries, Inc. o 2637 S. Adams Road o Rochester Hills, MI 48309


--------------------------------------------------------------------------------


FOR FURTHER INFORMATION:
     AT TRANS-INDUSTRIES:
     Kai Kosanke
     Chief Financial Officer
     (248) 852-1990


FOR IMMEDIATE RELEASE
FRIDAY, MAY 09, 2003


                         TRANS-INDUSTRIES, INC. REPORTS
                           FIRST-QUARTER 2003 RESULTS

ROCHESTER HILLS, MICHIGAN -- MAY 09, 2003 - TRANS-INDUSTRIES, INC. (NASDAQ:
TRNI), a leading manufacturer of bus interior and lighting products, electronic information systems and software plus, related components for the mass transit and highway markets, today announced results for the first quarter ended March 31, 2003.

Sales for the quarter totaled $8.6 million compared with $8.8 million for the same period last year. The decline in sales is directly attributable to Vultron International, a subsidiary which was sold on March 7, 2003. The pre-tax loss for the quarter of $490 thousand is primarily related to the restructuring charges associated with the sale of this business and the 2003 operating results of this English subsidiary for the months of January and February. This translated into a per share loss of 15 cents versus a profit of 10 cents per share for the 2002 quarter.


ANNUAL MEETING OF SHAREHOLDERS:

The Trans-Industries Annual meeting of Shareholders will be held at 11:00 am eastern daylight time on Wednesday, May 21, 2003 at the Holiday Inn, 1500 North Opdyke Road, Auburn Hills, MI 48326. For more information please call Mr. Kai Kosanke, Chief Financial Officer at 248- 852-1990.

ABOUT THE COMPANY

The Company is a leading provider of lighting systems and related components to the mass transit market as well as a supplier of information hardware and software solutions on Intelligent Transportation Systems (ITS) and mass transit projects. ITS utilizes integrated networks of electronic sensors, signs and software to monitor road conditions, communicate information to drivers and help transportation authorities better manage traffic flow across their existing infrastructures.

                VISIT TRANS-INDUSTRIES AT www.transindustries.com

                          FINANCIAL TABLES FOLLOW.....

                             TRANS-INDUSTRIES, INC.
                      QUARTERLY SALES AND EARNINGS REPORT
                                 MARCH 31, 2003
------------------------------------------------------------------------------

                                                            FIRST QUARTER ENDING
                                                                   MARCH 31,
                                                            ---------------------
                                                           2003               2002
                                                           ----               ----

Sales                                                    $ 8,649,800        $ 8,798,681
Cost of Sales                                              6,058,931          5,809,546
                                                         -----------        -----------
  Gross Profit                                             2,590,869          2,989,135

Selling, Gen. & Admin. Exp.                                2,638,388          2,290,223
Interest                                                     170,049            213,582
Restructuring Costs *                                        272,859                  0
Other                                                             (9)               915
                                                         -----------        -----------
  Total Expenses                                           3,081,287          2,504,720

Earnings/(Loss) Before Income Taxes                         (490,418)           484,415

Income Taxes                                                 (17,000)           175,000
                                                         -----------        -----------
  Net Earnings/(Loss)                                    $  (473,418)       $   309,415
                                                         ===========        ===========
Earnings/(Loss) Per Share                                $     (0.15)       $      0.10
                                                         ===========        ===========

* Restructuring charges incurred on sale of Vultron International.

Weighted Average Number of
Shares Outstanding                                         3,139,737          3,139,737

********************************************************************************

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                            FIRST QUARTER ENDING
                                                                   MARCH 31,
                                                            --------------------
ASSETS:                                                    2003               2002
                                                           ----               ----

Total Current Assets                                     $  20,490,476      $ 22,419,362
Net Fixed Assets                                             4,020,663         4,584,296
Other Assets                                                   283,822         1,063,019
                                                         -------------      ------------
  Total Assets                                           $  24,794,961      $ 28,066,677
                                                         =============      ============


LIABILITIES AND SHAREHOLDERS' EQUITY:

Total Current Liabilities                                $  12,731,121      $ 13,582,026
Deferred Income Taxes                                          418,000                 0
Long Term Debt                                               3,216,884         4,048,495
Shareholders' Equity                                         8,428,956        10,436,156
                                                         -------------      ------------
  Total Liabilities and Shareholders' Equity             $  24,794,961      $ 28,066,677
                                                         =============      ============
